Exhibit 8.1

[LETTERHEAD OF BOWLES RICE MCDAVID GRAFF & LOVE]

August 6, 2003

Richard M. Adams
United Bankshares, Inc.
514 Market Street
Post Office Box 1508
Parkersburg, West Virginia 26102

Mr. Adams:

     You have requested our opinion on certain federal income tax consequences relating to the merger of Sequoia Bancshares, Inc. (“Sequoia”) with and into United Bankshares, Inc. (“United”) and the merger of SequoiaBank (“SequoiaBank”) with and into United Bank (“Bank”).

     The relevant facts concerning the mergers are set forth in the Agreement and Plan of Reorganization executed by the above parties. A description of the transaction set forth therein is incorporated herein reference.

REPRESENTATIONS

     In addition to the general statement of facts set forth in the Registration Statement, and exhibits attached thereto, you have made the following representations concerning the proposed merger of Sequoia with and into United:

     1.     The Merger will be consummated in compliance with the material terms of the Agreement and Plan of Reorganization and except as described in the attached schedule, none of the material terms and conditions therein have been waived or modified and United has no plan or intention to waive or modify further any such material condition.

     2.     The ratio for the exchange of shares of stock of Sequoia for common stock of United in the Merger was negotiated through arm’s length bargaining. Accordingly, the fair market value of the United common stock to be received by Sequoia stockholders in the Merger will be approximately equal to the fair market value of the Sequoia stock surrendered by such stockholders in exchange therefor.

     3.     Neither United nor any “related person” with respect to United within the meaning of Treasury Regulation section 1.368-1(e)(3) (“Related Person”): (i) has purchased or will purchase any Sequoia common stock with consideration other than United common stock (other than as required by the Reorganization Agreement), or has furnished cash or other property directly or indirectly in connection with redemptions of Sequoia common stock or distributions by Sequoia to Sequoia shareholders, in connection with or in contemplation of the Merger or (ii) except for cash paid in lieu of fractional interests of United common stock pursuant to the Merger, has any plan or intention to purchase, redeem or otherwise reacquire any of the United common stock issued in connection with the Merger.

     4.     As a result of the Merger, Sequoia will transfer to United merger subsidiary (“Sub”) at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets of Sequoia held by it immediately prior to the Merger. For this purpose, amounts used to pay dissenters or to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Sequoia immediately prior to the Merger will be considered as assets held by Sequoia immediately prior to the Merger. The management of United is not aware of Sequoia having redeemed any of the Sequoia stock, having made any distribution with respect to any of the Sequoia stock, or having disposed of any of its assets in anticipation of or as a part of a plan for the acquisition of Sequoia by Sub.

     5.     Prior to the Merger, United will be in control of Sub within the meaning of Section 368(c) of the Code.

     6.     United has no plan or intention to cause Sub after the Merger to issue additional shares of the stock of Sub that would result in United losing control of Sub within the meaning of Section 368(c) of the Code.

     7.     United has no plan or intention to reacquire any of its stock issued in the Merger.

     8.     United is the owner of all of the outstanding stock of Sub. United has no plan or intention after the Merger to liquidate Sub; to merge Sub into another corporation; to make any extraordinary distribution in respect of its stock in Sub; to sell or otherwise dispose of the stock of Sub or to cause Sub to sell or otherwise dispose of any of the assets of Sequoia acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

     9.     The assumption by Sub of the liabilities of Sequoia pursuant to the Merger is for a bona fide business purpose and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of Sequoia to Sub pursuant to the Merger.

     10.     The liabilities of Sequoia assumed by Sub and the liabilities to which the transferred assets of Sequoia are subject were incurred by Sequoia in the ordinary course of its business. No liabilities of any person other than Sequoia will be assumed by Sub or United in the Merger, and none of the shares of Sequoia to be surrendered in exchange for United common stock in the Merger will be subject to any liabilities.

     11. Immediately after the Merger, United intends to cause members of United’s “qualified group” (as defined in Treasury Regulation section 1.368-1(d)(4)) to continue the historic business of Sequoia or use a significant portion of the historic business assets of Sequoia in a business.

     12.     United, Sub and Sequoia will pay their respective expenses, if any, incurred in connection with the Merger. None of United, Sub and Sequoia will pay any of the expenses of the stockholders of Sequoia incurred in connection with the Merger.

     13.     There is no intercorporate indebtedness existing between United and Sequoia or Sub and Sequoia that was issued, acquired or will be settled at a discount.

     14.     United is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     15.     Sequoia is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     16.     On the date of the Merger, the fair market value of the assets of Sequoia will exceed the sum of its liabilities (including any liabilities to which its assets are subject).

     17.     No stock of Sub will be issued in the Merger.

     18.     The payment of cash in lieu of fractional shares of stock of Sequoia was not separately bargained for consideration and is being made for the purpose of saving United the expense and inconvenience of issuing fractional shares.

     19.     None of the compensation received by any stockholder-employee of Sequoia pursuant to any employment, consulting or similar arrangement (including controlling shareholder employment agreement) is or will be separate consideration for, or allocable to, any of his/her shares of Sequoia stock. None of the shares of common stock of United received by any stockholder-employee of Sequoia pursuant to the Merger (other than any such shares received in connection with the termination in the Merger of certain stock options to purchase Sequoia common stock) are or will be separate consideration for, or allocable to, any such employment, consulting or similar arrangement (including the Controlling Shareholder Employment Agreement). The compensation paid to any stockholder-employee of Sequoia pursuant to any such employment, consulting or similar arrangement (including the Controlling Shareholder Employment Agreement) is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

OPINION

     Based solely upon the information submitted and on the representations set forth above, we are of the opinion that the statutory merger of Sequoia with and into United and the statutory merger of SequoiaBank with and into United Bank will constitute tax-free reorganizations within the meaning of Internal Revenue Code Section 368(a).

     It should be noted that the opinions expressed in this letter are based upon statutory, judicial and administrative authority as of the date of this opinion. There can be no assurance that such authority will not be changed in the future, or that such changes will not be made retroactively applicable to the transactions considered herein. Moreover, the above-stated opinions are based upon the facts as we understand them and upon the representations provided to us. If the facts turn out to be different in any material respect from the facts or representations stated herein, or if the laws or regulations applicable to the proposed transactions are changed or reinterpreted by competent tribunals, some or all of the opinions expressed in this letter may become inapplicable.

     Please note further that Treas. Reg. 1.368-3 requires certain records to be kept and information to be filed with the federal income tax returns of each corporation which is a party to the reorganization.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement on Form S-4 and any Amendment thereto (the “Registration Statement”) in respect to the shares of United Common Stock to be issued in connection with the merger, and to the reference to this opinion under the caption “The Merger — Certain Federal Income Tax Consequences” and elsewhere in the Prospectus/Joint Proxy Statement included therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

BOWLES RICE MCDAVID GRAFF & LOVE PLLC

By:	/s/ Marc A. Monteleone Marc A. Monteleone
Its:	Member

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